UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

  /X/    Preliminary Proxy Statement
  / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  / /    Definitive Proxy Statement
  / /    Definitive Additional Materials
  / /    Soliciting Material Pursuant to ss. 240.14a-12

                                    XOMA Ltd.
                      -------------------------------------
                (Name of Registrant as Specified In Its Charter)

     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment  of Filing Fee (Check the appropriate box):

  /X/     No fee required.
  / /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          1)   Title of each class of securities to which transaction applies:

          2)   Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

          4)   Proposed maximum aggregate value of transaction:

          5)   Total fee paid:

 / /      Fee paid previously with preliminary materials.
 / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
          2)   Form, Schedule of Registration Statement No.:
          3)   Filing Party: 4) Date Filed:

                                    XOMA LTD.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 204-7200


                                 April 12, 2005



To Our Shareholders:

You are cordially invited to attend the annual general meeting of shareholders of XOMA Ltd. on May 19, 2005 at 9:00 a.m. local time, which will be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California.

Details of business to be conducted at the annual general meeting are provided in the enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 2004. Some of our shareholders will be accessing these materials and appointing a proxy through the Internet and may not be receiving a paper proxy card by mail.

We hope that you will attend the annual general meeting. In any event, please promptly sign, date and return the enclosed proxy in the accompanying reply envelope or appoint a proxy by telephone or through the Internet.

                                      Sincerely yours,



                                      John L. Castello
                                      Chairman of the Board,
                                      President and Chief Executive Officer

Enclosures

                                    XOMA LTD.
                                    --------

                       NOTICE OF ANNUAL GENERAL MEETING OF
                                  SHAREHOLDERS
                     TO BE HELD AT 9:00 A.M. ON MAY 19, 2005
                                    ---------


To the Shareholders of XOMA Ltd.:

Notice is hereby given that the annual general meeting of shareholders of XOMA Ltd. (the "Company") will be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California, on May 19, 2005, at 9:00 a.m. local time, for the following purposes:

     1.   To elect directors;

     2. To appoint Ernst & Young LLP to act as the Company's independent auditors for the 2005 fiscal year and authorize the Board to agree to such auditors' fee;

     3. To receive the Company's audited financial statements for the 2004 fiscal year;

     4. To approve the increase of the Company's authorized share capital by the creation of an additional 75,000,000 Common Shares;

     5. To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 1, 2005, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof.

                                      By Order of the Board of Directors



                                      Christopher J. Margolin
                                      Secretary

April 12, 2005
Berkeley, California
                             YOUR VOTE IS IMPORTANT

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope or appoint a proxy by telephone or through the Internet.

                                    XOMA LTD.
                                  ------------

                                 PROXY STATEMENT
                                  -------------


TO THE SHAREHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Ltd., a company organized under the laws of Bermuda ("XOMA" or the "Company"), for use at the annual general meeting of shareholders to be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California, on May 19, 2005, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which shareholders of record holding Common Shares on April 1, 2005, will be entitled to vote. On April 1, 2005, the Company had issued and outstanding 86,251,670 common shares, par value US$.0005 per share ("Common Shares"). Holders of Common Shares are entitled to one vote for each share held.

All registered shareholders can appoint a proxy by paper proxy or by telephone by following the instructions included with their proxy card. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their Common Shares. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may appoint a proxy electronically through the Internet. Instruction forms will be provided to shareholders whose bank or brokerage firm is participating in ADP's program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual general meeting.

In the case of registered shareholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company's principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual general meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual general meeting or (d) retransmitting a subsequent proxy by telephone before the annual general meeting. Presence without voting at the annual general meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of Common Shares present and voting for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to shareholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names Common Shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. We have also engaged Georgeson Shareholder Communications Inc. to assist in such solicitation at an estimated fee of $7,500 plus disbursements. Shareholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

The Company intends to mail this proxy statement and make it available on the Internet on or about April 12, 2005.

                                 SHARE OWNERSHIP

The following table sets forth certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Shares and regarding each director, each executive officer and all directors and current executive officers as a group, together with the approximate percentages of outstanding Common Shares owned by each of them. Unless otherwise indicated, amounts are as of April 1, 2005 and each of the shareholders has sole voting and investment power with respect to the Common Shares beneficially owned, subject to community property laws where applicable.


                                                                        Number of               Percentage of
                                                                      Common Shares             Common Shares
Name of Beneficial Owner                                           Beneficially Owned        Beneficially Owned
------------------------                                           ------------------        ------------------
  OrbiMed Group(1)                                                      9,595,790                 10.25%
  Citigroup(2)                                                          6,690,486                  7.8%
  Platinum Asset Management Limited(3)                                  6,054,203                  7.1%
  James G. Andress(4)                                                      68,000                  *
  William K. Bowes, Jr.(5)                                                 88,069                  *
  John L. Castello(6)                                                     539,785                  *
  Peter B. Davis(7)                                                       351,266                  *
  Clarence L. Dellio(8)                                                   457,430                  *
  Arthur Kornberg, M.D.(9)                                                 68,000                  *
  Christopher J. Margolin(10)                                             310,270                  *
  Steven C. Mendell(11)                                                    97,000                  *
  Patrick J. Scannon, M.D., Ph.D.(12)                                     329,342                  *
  W. Denman Van Ness(13)                                                   92,611                  *
  Patrick J. Zenner(14)                                                    32,500                  *
  All executive officers and directors as a group
  (11 persons)(15)                                                      2,434,273                  2.8%

--------------------
*        Indicates less than 1%.

(1) As reported by the group comprised of OrbiMed Capital LLC, OrbiMed Advisors LLC and Samuel U. Isaly (collectively, the "OrbiMed Group") on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005. Members of the OrbiMed Group are investment advisors and hold the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, such securities. No one such other person's interest in the securities whose ownership is reported on the Schedule 13G relates to more than 5% of the class. Amount is as of February 4, 2005.

(2) As reported by the group comprised of Smith Barney Fund Management LLC, Citigroup Global Markets Holdings Inc. and Citigroup Inc. on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2005. Amount is as of December 31, 2004.

(3) As reported by Platinum Asset Management Limited as trustee for Platinum Asset Management Trust on Schedule 13G filed with the Securities and Exchange Commission on October 20, 2005. Amount is believed to be as of October 20, 2004.

(4) Includes 66,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(5) Includes 57,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(6) Includes 19,217 Common Shares held by The John L. and Katherine C. Castello Trust, of which Mr. Castello is a trustee. Includes 443,749 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 15,105 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(7) Includes 122,307 Common Shares held by The Davis Family Trust, of which Mr. Davis is a trustee. Includes 228,959 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 13,314 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(8) Includes 345,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 15,976 Common Shares that have vested pursuant to the Company's Deferred Savings Plan. Mr. Dellio retired effective as of December 31, 2004 but is required to be included in this table by SEC rules.

(9) Includes 57,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(10) Includes 254,583 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 15,512 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(11) Includes 57,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 631 Common Shares that have vested pursuant to the Company's Deferred Savings Plan and are now held in a rollover IRA account.

(12) Includes 223,750 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 15,976 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(13) Includes 49,481 Common Shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Includes 42,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(14) Represents 32,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(15) Includes 1,807,541 Common Shares issuable upon exercise of options exercisable as of 60 days after the record date. Does not include 76,514 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                  Annual Compensation                   Compensation
                                                                         Other Annual    Securities      All Other
                                                             Bonus       Compensation    Underlying     Compensation
----------------------------       -----     ----------   ---------      ------------   ------------    -------------
Name and Principal Position         Year     Salary ($)      ($)(1)         ($)(2)       Options (#)       ($)(3)
John L. Castello                    2004      $500,000         N/A         $956           100,000         $30,692
(Chairman of the Board, President   2003      $500,000         N/A         $12,080        100,000         $30,182
and Chief Executive Officer)        2002      $500,000         N/A         $8,789          50,000         $31,849

Clarence L. Dellio                  2004      $315,000     $96,319         $20,716         40,000         $10,838
(Former Senior Vice President       2003      $305,000     $47,920         $13,461         40,000
and                                                                                                       $9,639
Chief Operating Officer)            2002      $285,833     $67,320         $13,638         55,000         $8,043

Patrick J. Scannon, M.D., Ph.D.     2004      $340,000     $79,127         $3,615          30,000         $10,838
(Senior Vice President and Chief    2003      $340,000     $69,022         $2,615          30,000         $9,787
Scientific and Medical Officer)     2002      $340,000     $69,208         $3,865          25,000         $10,388

Peter B. Davis                      2004      $280,000     $76,661         $0              30,000         $10,081
(Vice President, Finance and        2003      $270,000     $36,899         $0              40,000
Chief                                                                                                     $8,806
Financial Officer)                  2002      $260,000     $58,746         $0              25,000         $7,806

Christopher J. Margolin             2004      $280,000     $67,519         $12,846         30,000         $10,563
(Vice President, General Counsel    2003      $270,000     $56,696         $12,384         50,000         $9,348
and Secretary)                      2002      $260,000     $54,675         $10,962         25,000         $7,806

----------------------

(1) Each amount in this column for 2004, 2003 and 2002 represents awards under the Company's Management Incentive Compensation Plan in the following amounts: Mr. Dellio--$22,402 and 2,230 Common Shares in 2004 (relating to performance in 2003); $16,091 in 2003 and 2,643 Common Shares in each of 2004 and 2003 (relating to performance in 2002); $14,454 in 2002 and 862 Common Shares in each of 2004, 2003 and 2002 (relating to performance in 2001); $7,092 and 429 Common Shares in each of 2003 and 2002 (relating to performance in 2000); and 1,072 Common Shares in 2002 (relating to performance in 1999); Dr. Scannon--$21,771 and 2,167 Common Shares in 2004 (relating to performance in 2003); $17,160 in each of 2004 and 2003 and 3,382 Common Shares in 2003 (relating to performance in 2002); $18,426 in each of 2004, 2003 and 2002 and 1,099 Common Shares in 2002 (relating to performance in 2001); $16,277 in each of 2003 and 2002 (relating to performance in 2000); and $16,080 in 2002 (relating to performance in
     1999); Mr. Davis--$19,018 and 1,700 Common Shares in 2004 (relating to performance in 2003); $13,900 in 2003 and 2,299 Common Shares in each of 2004 and 2003 (relating to performance in 2002); $13,155 in 2002 and 737 Common Shares in each of 2004, 2003 and 2002 (relating to performance in 2001); $13,053 in 2001 and 742 Common Shares in each of 2003 and 2002 (relating to performance in 2000); and 887 Common Shares in 2002 (relating to performance in 1999); Mr. Margolin--$19,693 and 1,684 Common Shares in 2004 (relating to performance in 2003); $14,160 in each of 2004 and 2003 and 2,449 Common Shares in 2003 (relating to performance in 2002); $13,972 in each of 2004, 2003 and 2002 and 822 Common Shares in 2002 (relating to performance in 2001); $14,403 in each of 2003 and 2002 (relating to performance in 2000); and $12,328 in 2002 (relating to performance in
     1999).

(2) Mr. Castello's amounts in this column for 2004, 2003 and 2002 include financial services provided to Mr. Castello in the amount of $400 and $4,888 and $3,113, respectively. Mr. Castello's amounts in this column for 2004, 2003 and 2002 represent taxes paid by XOMA on Mr. Castello's behalf in the amounts of $556, $3,347 and $1,830, respectively. All of Dr. Scannon's amount for 2003 and $2,615 of the amount for 2004 and 2002, $14,468 of Mr. Dellio's amounts for 2004 and all of Mr. Dellio's amounts for 2003 amd 2002, and all of Mr. Margolin's amounts in this column for 2004, 2003 and 2002 and the balance of Mr. Castello's amounts for 2003 and 2002 represent cash payments in lieu of earned vacation and/or personal holidays. Dr. Scannon's amounts for 2004 and 2002 include $1,000 and $1,250, respectively, for patent awards. Mr. Dellio's amount for 2004 includes $6,248 as a retirement gift.

(3) Amounts in this column for 2004, 2003 and 2002 include the Company's Common Shares contributed to accounts under the Company's Deferred Savings Plan, valued at fiscal year-end formula prices of $2.611,

     $6.6392 and $4.2885, respectively, per share, in the following amounts: Mr. Castello-- 2,876 Common Shares for 2004, 1,054 Common Shares for 2003 and 1,399 Common Shares for 2002; Mr. Dellio, Dr. Scannon, Mr. Davis and Mr. Margolin-- 3,064 Common Shares each for 2004, 1,054 Common Shares each for 2003 and 1,399 Common Shares each for 2002. Amounts for 2004, 2003 and 2002 also include group term life insurance premiums in the following amounts:
     Mr. Castello--$5,182 for 2004 and 2003 and $7,849 for 2002; Mr.
     Dellio--$2,838 for 2004, $2,639 for 2003 and $2,043 for 2002; Dr.
     Scannon--$2,838 for 2004, 2003 and 2002; Mr. Davis--$2081 for 2004 and
     $1,806 for each of 2003 and 2002; Mr. Margolin--$2,563for 2004, $2,348 for
     2003 and $1,806 for each of 2002. Mr. Castello's amounts in this column include life insurance premiums paid in the amount of $18,000 for each of 2004, 2003 and 2002. Dr. Scannon's amounts for 2003 and 2002 include $(51) and $1,550, respectively, which represent the difference between (i) the amount of interest Dr. Scannon would have been required to pay in interest for each such year had the loan made to him by the Company pursuant to his employment agreement been made at the then-prevailing market rate and (ii) the amount of interest payable on the loan for each such year in accordance with its terms. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

The following table contains information concerning the grant of options under the Company's option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No share appreciation rights ("SARs") were granted during the last fiscal year and none were held at the end of the fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   Potential Realized Value of
                                                                                     Assumed Annual Rates of
                                                                                    Share Price Appreciation
                                             Individual Grants                         For Option Term (1)

                                           % of
                                           Total
                              Number of   Options
                              Securities  Granted to    Exercies
                              Underlying  Employees       or
            Name               Options    In Fiscal    Base Price Expiration
                              Granted(#)     Year       ($/SH)     Date         O$ ($)     5% ($)         10%($)
-------------------------    -----------  ----------   ---------- ----------   -------  ---------      -----------

John L. Castello              100,000        8.4%       $5.77     2/25/14         0      $362,872       $919,589
Clarence L. Dellio              40,000       3.3%       $5.77     2/25/14         0      $145,149       $367,836
Patrick J. Scannon, M.D.,       30,000       2.5%       $5.77     2/25/14         0      $108,862       $275,877
Ph.D
Peter B. Davis                  30,000       2.5%       $5.77     2/25/14         0      $108,862       $275,877
Christopher J. Margolin         30,000       2.5%       $5.77     2/25/14         0      $108,862       $275,877


(1) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their ten-year option terms. These gains are based on assumed rates of share price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. Options granted with exercise prices equal to the market price of the underlying Common Shares on the date of grant will have no value unless the Company's share price increases above the exercise prices as a result of actions by the executives that improve the Company's performance and/or other factors affecting such price.

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last completed fiscal year of the Company and unexercised options held as of the end of the fiscal year. No SARs were exercised during the last fiscal year and none were held at the end of the fiscal year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                            Number of Securities       Value of Unexercised in-the-
                                                           Underlying Unexercised              Money Options
                                                             Options at FY-End               at FY-End ($)(1)
                                                        -----------------------------  -----------------------------
                                Shares
                               Acquired
            Name                  On         Value
                             Exercise (#)   Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
---------------------------  ------------  ---------    -----------    -------------    -----------    --------------

John L. Castello                      0           $0       989,999         195,001         $25,875              $0
Clarence L. Dellio               23,969      $99,172       282,584          83,249          $4,479              $0
Patrick J. Scannon M.D.,         75,000     $185,528       356,251          63,749          $4,125              $0
Ph.D
Peter B. Davis                        0           $0       270,418          69,582          $1,650              $0
Christopher J. Margolin          75,000     $374,112       234,584          75,416              $0              $0


(1) The amounts listed in the two columns are based on the closing price per share of $2.59 on December 31, 2004, as reported on The Nasdaq Stock Market, less the applicable option exercise prices.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into an employment agreement with Mr. Castello, dated as of April 29, 1992, that provides for his employment as President and Chief Executive Officer at a salary of $500,000 per year. Under this agreement, Mr. Castello also receives all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. The agreement also provides for a grant of options for 500,000 Common Shares under the Company's 1981 Share Option Plan (the "Option Plan"), which was made in 1992.

Mr. Castello's employment may be terminated, with or without cause, at the will of either party. If terminated by the Company for any reason other than due cause or by Mr. Castello for good reason, Mr. Castello must be paid his then current base salary and benefits for one year. If terminated for due cause, he is entitled to no further compensation. Good reason includes, in the context of a change of control, the assignment to Mr. Castello of duties inconsistent with his prior duties; his removal from, or failure to re-elect him to, any position he held immediately prior to the change in control; any termination by the Company within three years of the change of control other than for due cause or upon disability or death; a good faith determination by Mr. Castello that changes in circumstances resulting from the change in control leave him substantially unable to perform his duties, after notice; the failure of the Company's successor or the transferee of its assets or business to assume its obligations under the agreement; or, a significant relocation of the Company's executive offices. Good reason also includes any reduction in base pay or benefits or any breach of the agreement by the Company.

The Company has entered into an employment agreement with Dr. Scannon, dated as of March 26, 2005, that provides for his employment as Senior Vice President and Chief Scientific and Medical Officer at a salary of $350,000 per year. Under this agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the Management Incentive Compensation Plan established effective July 1, 1993 (as amended, the "MICP"). Upon termination of his employment for any reason other than cause, or upon resignation, Dr. Scannon must be paid his then current base salary and benefits for one year.

The Company has entered into an employment agreement with Mr. Davis dated as of April 1, 1994 that provides for his employment as Chief Financial Officer at an initial salary of $200,000 per year. Under this agreement, Mr. Davis received a one-time transition allowance in the amount of $35,000 and is entitled to participate in any benefit plan for which executives of the Company are eligible. In addition, the agreement provides for an initial grant of options for 60,000 Common Shares under the Option Plan, which was made in 1994, as well as participation in the MICP. Mr. Davis' employment agreement pro-vides no additional compensation in the event of a change of control but provides a minimum severance amount equal to six months of base salary at the time of termination.

The Company has entered into an employment agreement with Mr. Margolin, dated as of February 23, 2005, that provides for his employment as Vice President, General Counsel and Secretary at a salary of not less than $290,000 per year. Under the agreement, Mr. Margolin will be entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Margolin will be entitled to his then current base salary and benefits for nine months. The agreement will continue until February 22, 2006, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

Compensation Committee Report on Executive Compensation

The Company's compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two independent directors. Following review and approval by the Committee, all issues pertaining to officer compensation are submitted to the full Board of Directors for approval. The primary objectives of the Company's compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders through the creation of shareholder value and achievement of strategic corporate objectives.

The level of compensation paid to an officer is determined on the basis of the individual's overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual's overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including, but not limited to, the biotechnology companies included in the AMEX Biotechnology Index) and other labor markets in which the Company competes for employees, the performance of the Company's Common Shares during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Committee and by management in making its initial proposals to the Committee.

Mr. Castello's compensation for 2004 was determined after considering the general factors described above and the terms of his existing employment contract. In 1992, the Committee approved, and recommended that the Board approve, the terms of Mr. Castello's employment contract, as more fully described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements," because it felt that the terms thereof were necessary in order to attract a candidate of Mr. Castello's experience and reputation in the pharmaceutical industry, which in turn was deemed necessary in order to enable the Company to advance toward its long-range goal of becoming a pharmaceutical company with commercially viable products. In 2004, the Committee, the Board and the shareholders approved the CEO Incentive Compensation Plan (the "CICP") in order to make Mr. Castello's compensation more commensurate with that of his peers and because the Committee believed that it was not appropriate to include Mr. Castello in the Management Incentive Compensation Plan given his active role in administering that plan.

Only the chief executive officer of the Company ("CEO") is eligible to participate in the CICP, and depending on his or her performance and that of the Company, earn incentive compensation. The determination of the incentive compensation awarded for each fiscal year is as follows: The target award opportunity for the CEO is set at 50% of his or her base salary. As soon as practicable after the end of each fiscal year (the "Plan Period"), the Committee will recommend to the Board and the Board will determine whether and to what extent certain Company objectives ("Company Objectives") have been met. Company Objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board. For each Plan Period, unless 70% of the Company Objectives have been met, no incentive compensation will be awarded.

The incentive compensation will be weighted based 70% on meeting Company Objectives and 30% based on discretionary objectives. The award opportunity range for the CEO expressed as a percentage of his or her base salary is as follows: minimum award opportunity--25%; target award opportunity--50%; and maximum award opportunity--75%.

The performance of the CEO will be rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation will be established by the Board, and will generally be in February or March of the succeeding year after the Plan Period. The incentive awards will be comprised 50% of cash and 50% of common shares (based on the average market value of the common shares for the 10 trading days prior to the date of the award).

For 2004, the Committee and the Board determined that Mr. Castello had met a percentage of the Company Objectives in excess of the 70% minimum required by the CICP in order to make an award thereunder.

The principal methods for long-term incentive compensation are the Option Plan and Restricted Share Plan (the "Restricted Plan"), and compensation thereunder principally takes the form of incentive and non-qualified option grants. These grants are designed to promote the convergence of long-term interests between the Company's key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company's Common Shares. In this manner, key individuals are rewarded commensurately with increases in shareholder value. These grants also typically include a 4-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual's position with and contribution to the Company. For grants during 2004, the number of options granted were determined based on the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company's Common Shares relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered.

Certain employees are also compensated through the MICP, in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. Under the MICP, at the beginning of each fiscal year, the Board of Directors (with advice from the Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company's performance in achieving its corporate objectives.

After each fiscal year, the Board of Directors and the Committee make a determination as to the performance of the Company and MICP participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which included for 2004: a target level of cash at year end; generation of current income; progress toward collaborations, potential partnerships or financing arrangements; and various objectives tied to development of the Company. Awards to MICP participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the MICP participants' base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The

Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the MICP.

Awards under the MICP granted on or prior to December 31, 2004 vest over a three-year period with 50% of each award payable during the first quarter of the following fiscal year, and 25% payable on each of the next two annual distribution dates, so long as the participant remains an employee of the Company. The 50% on each distribution date is payable half in cash and half in Common Shares. Awards under the MICP granted after December 31, 2004, including grants made in 2005 for performance in 2004, are made in one payment soon after the end of the relevant fiscal year, rather than three payments over three years, and are payable half in cash and half in Common Shares. All share issuances under the MICP are made pursuant to the Restricted Plan.

For 2004, the Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the MICP in order to make awards thereunder. For 2004, 84 individuals were determined to be eligible to participate in the MICP, including all of the executive officers named in the "Summary Compensation Table" above other than Mr. Castello.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the Company's options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deduction for 2005. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                          W. Denman Van Ness William
                                          K. Bowes, Jr.

                                PERFORMANCE GRAPH

           Comparison of Five Year Cumulative Total Return Among XOMA,

               Nasdaq Composite Index and AMEX Biotechnology Index

[OBJECT OMITTED]




                                                Nasdaq              AMEX
                              XOMA             Composite        Biotechnology
As of December 31,            Ltd.               Index              Index
-------------------------    ------            ----------       --------------
1999                         100.00              100.00             100.00
2000                         325.00               60.71             162.05
2001                         328.33               47.93             148.32
2002                         141.00               32.82              86.40
2003                         220.00               49.23             125.20
2004                          86.33               53.46             139.04


The comparison assumes $100 invested on December 31, 1999 in the Company's Common Shares, the Nasdaq Composite Index, and the AMEX Biotechnology Index. Total return assumes reinvestment of dividends although the Company has never paid cash dividends. Returns for the Company are not necessarily indicative of future performance.

                          ITEM 1--ELECTION OF DIRECTORS

The Company's directors are elected annually to serve until the next annual general meeting of shareholders and until their successors are elected, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The eight candidates receiving the highest number of affirmative votes of the Common Shares entitled to vote at the annual general meeting will be elected as directors of the Company.

                         NOMINEES TO BOARD OF DIRECTORS

Name                                     Title                                                                 Age
---------------------------------        ---------------------------------------------------------------       ----
John L. Castello                         Chairman of the Board, President and Chief Executive Officer          68
Patrick J. Scannon, M.D., Ph.D.          Senior Vice President, Chief Scientific and Medical Officer and       57
                                         Director
James G. Andress                         Director                                                              66
William K. Bowes, Jr.                    Director                                                              78
Peter B. Hutt                            Director                                                              70
Arthur Kornberg, M.D.                    Director                                                              87
W. Denman Van Ness                       Director                                                              62
Patrick J. Zenner                        Director                                                              58


Mr. Castello became Chairman of the Board, President and Chief Executive Officer in March of 1993. From April of 1992 to March of 1993, Mr. Castello was President, Chief Executive Officer and a director. Mr. Castello was President and Chief Operating Officer of the Ares Serono Group from 1988 to 1991 and prior to that was President of the Serono Diagnostics Division from 1986 to 1988. Ares Serono is known in the United States for fertility drugs, and it is also the manufacturer of a bioengineered human growth hormone which is marketed primarily outside of the United States. Mr. Castello previously held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello is also a director of Cholestech Corporation, which is engaged in the business of developing products for the diagnostic measurement of cholesterol and other blood components.

Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Chief Scientific and Medical Officer in March of 1993. He served as President of the Company from its formation until April of 1992 and as Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993. From 1998 until 2001, Dr. Scannon served as a director of NanoLogics, Inc., a software company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia.

Mr. Andress has been a director since November of 1995 and is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and Chairman, Healthcare Products and Services of SmithKline Beecham, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. From 1996 to 2000, he served as Chairman and CEO of Warner Chilcott, plc, a specialty pharmaceuticals company.

From 1989 to 1995, he served as CEO and director of Information Resources, Inc., a decision support software and consumer packaged goods research company. He currently serves as a director of Sepracor, Inc., a specialty pharmaceuticals company, Dade-Behring Corp., a medical diagnostic company and Allstate Insurance Company.

Mr. Bowes has been a director since February of 1986 and has been a General Partner of U.S. Venture Partners since 1981 and currently holds the position of Founding Partner. Mr. Bowes is also a director of one private company.

Mr. Hutt, former Chief Counsel for the Food and Drug Administration (FDA), is standing for election as a director for the first time. In accordance with its standard procedures, the nominating & governance committee determined to nominate Mr. Hutt after interviewing him on the recommendation of Mr. Castello. Mr. Hutt was formally recommended for nomination by the nominating & governance committee at its meeting on February 22, 2005. Mr. Hutt is currently Senior Counsel to the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law and trade association law. Since 1994, he has taught a course on food and drug law at Harvard Law School and taught the same course at Stanford Law School in 1998. He is also a co-author of Food and Drug Law: Cases and Materials. Mr. Hutt serves on a wide variety of academic and advisory boards, including the Institute of Medicine (IOM) of the National Academy of Sciences (NAS) and the Panel on the Administrative Restructuring of the National Institutes of Health (NIH). Additionally, he serves as Legal Counsel to the Society of Risk Analysis as well as the American College of Toxicology. Formerly, he has served on the IOM Executive Committee, Advisory Committee to the Director of the NIH, the NAS Committee on Research Training in the Biomedical and Behavioral Sciences, and the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President's Cancer Panel of the National Cancer Institute at the request of President George Bush. Mr. Hutt received his undergraduate degree from Yale University, and law degrees from Harvard University and New York University.

Dr. Kornberg has been a director since April of 1991. He is a distinguished author and researcher who was chairman and founder of the Department of Biochemistry at the Stanford University School of Medicine. Dr. Kornberg received the Nobel Prize in 1959 for his discovery of the enzymatic synthesis of DNA. His present research is on the genetics, biochemistry, physiology and clinical relevance of inorganic polyphosphate. He is the author of "DNA Replication," one of the basic textbooks of biochemistry. Dr. Kornberg was a founder and is a member of the Boards of Scientific Advisors of DNAX, now a wholly owned subsidiary of Schering-Plough Corporation, and Regeneron Pharmaceuticals, Inc., a biotechnology company focused on neurobiology, and is a member of the Board of Scientific Advisors of Maxygen, Inc., a biotechnology company focused on molecular evolution technology.

Mr. Van Ness has been a director since October of 1981. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

Mr. Zenner has been a director since May of 2002. Mr. Zenner is a 31-year veteran of the pharmaceutical industry and spent his entire career at Hoffmann-La Roche. During his first 12 years, he held positions of increasing responsibility in sales, marketing, health care economics, public policy and governmental affairs. In 1982, he became Vice-President and General Manager of Roche Laboratories, and subsequently Director and Head of Global Pharma Marketing, Project Development and Regulation in Basel, Switzerland. In 1988, he became Senior Vice President, Pharmaceuticals Division and a member of the Board of

Directors. From 1993 until his retirement in 2001, he served as President and CEO of Hoffman-La Roche, Inc., North America. Mr. Zenner currently serves on the Boards of Arqule, Inc., Curagen Corporation, Dendrite International, Inc., Exact Sciences Corporation, First Horizon Pharmaceutical Company, Geron Corporation, Praecis Pharmaceuticals, Inc., and West Pharmaceutical Services. He has also served as a member of the Board and the Executive Committee of both the Pharmaceutical Research and Manufacturers Association (PhRMA) and the Biotechnology Industry Organization (BIO).

In February of 2005, Mr. Mendell notified the Board that, as a result of other business and travel commitments, he would not be standing for re-election as a director at this annual general meeting.

Executive Officers

Mr. Castello and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

Peter B. Davis is Vice President, Finance and Chief Financial Officer of the Company. Before joining the Company in 1994, he was Vice President Financial Operations for the Ares-Serono Group. Previously, he was Chief Financial Officer of Akzo America Inc., where he was instrumental in structuring and negotiating acquisitions and joint ventures. He has also held executive financial positions with Stauffer Chemical Company and PepsiCo, Inc.

Christopher J. Margolin is Vice President, General Counsel and Secretary of the Company. Prior to joining the Company in 1991, Mr. Margolin was a corporate attorney holding several different executive legal positions for Raychem Corporation, an international high technology company, for 11 years. From 1975 to 1980, he was a division counsel for TRW Inc. and from 1972 to 1975, he was an associate at the law firm of McCutchen, Black, Verleger and Shea in Los Angeles.

                                  BOARD MATTERS

Board Meetings and Compensation

During the fiscal year ended December 31, 2004, the Board of Directors held six meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year. Each of Dr. Kornberg and Messrs. Andress, Bowes, Van Ness and Zenner is "independent" as defined in the listing standards of The Nasdaq Stock Market. Directors are encouraged to attend the Company's annual general meetings of shareholders where practicable. All of the directors attended last year's annual general meeting of shareholders.

Each non-employee director receives a quarterly retainer of $2,000, $1,500 for each meeting of the Board of Directors attended in person, $750 for each meeting of the Board of Directors attended telephonically, $500 for each committee meeting attended in person and $250 for each other telephonic meeting. Additionally, each non-employee director is granted options to purchase 20,000 Common Shares pursuant to the 1992 Directors Share Option Plan (the "Directors Plan") upon initial election to the Board of Directors and is annually granted 10,000 Common Shares pursuant to the Directors Plan upon reelection to the Board of Directors, each at an exercise price per share equal to the closing market price of the Common Shares on the date of grant, which for 2004 was $3.84.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or Common Shares of the Company for services as members of the Board of Directors or its committees.

The Board of Directors has standing compensation, nominating & governance and audit committees.

Compensation Committee

The compensation committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company's officers and other employees. This committee, currently consisting of Messrs. Van Ness and Bowes, held two meetings during 2004. The Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on the Company's website at www.xoma.com. See "Compensation Committee Report on Executive Compensation."

Nominating & Governance Committee

The nominating & governance committee assists the Board of Directors by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual general meeting of shareholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. This committee, currently consisting of Messrs. Bowes, Mendell and Van Ness, held two meetings during 2004. Each member of the nominating & governance committee is "independent" as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has adopted a written charter for the nominating & governance committee, a copy of which is available on the Company's website at www. xoma.com.

The nominating & governance committee's charter provides that the committee will, on behalf of the Board, review letters from shareholders regarding the Company's annual general meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by shareholders, in large part because the Company has never received from any of its shareholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be not necessary by the committee. The committee will consider candidates recommended by shareholders, and a shareholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street Berkeley, California 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a shareholder and provide a complete listing of the candidate's qualifications to serve on the Board, the candidate's current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Shareholders may also nominate candidates who are not first recommended to the nominating & governance committee by following procedures set forth in our bye-laws.

To be considered by the nominating & governance committee, a director nominee must have experience as a board member or senior officer of a company in the healthcare or other industries, have a strong financial background, be a leading participant in another field relative to the Company's business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board's existing strengths.

The Board of Directors and the nominating & governance committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The committee and one or more of the Company's other directors interview candidates, and the committee selects nominees that best suit the Company's needs.

Audit Committee

The audit committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing the Company's accounting practices and systems of internal accounting controls. This committee, currently consisting of Mr. Mendell, Mr. Andress and Mr. Zenner, held eight meetings during 2004. Each member of the audit committee is "independent" as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that each of Messrs. Mendell, Andress and Zenner is an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the audit committee, a copy of which is available on the Company's website at www.xoma.com.

In accordance with rules established by the Securities and Exchange Commission, the audit committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the audit committee has:

o met with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting, and discussed these matters with the Company's independent auditors and with appropriate Company financial personnel;

o regularly met privately with the independent auditors, who have unrestricted access to the committee;

o recommended the appointment of the independent auditors and reviewed periodically their performance and independence from management;

o reviewed the Company's financing plans and reported recommendations to the full Board of Directors for approval and to authorize action;

o reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2004;

o discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

o received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                                                     Steven C. Mendell
                                                     James G. Andress
                                                     Patrick J. Zenner

                   ITEM 2--APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of its audit committee, recommends the appointment of Ernst & Young LLP ("Ernst & Young") to serve as the Company's independent auditors for 2005. Ernst & Young has been acting as the Company's independent auditors since fiscal year 1998.

Audit Fees. The aggregate fees billed for each of the 2003 and 2004 fiscal years for professional services rendered by Ernst & Young for the audit of the Company's annual financial statements, review of financial statements included in the Company's Form 10-Q, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and, in the case of 2004, for attestation services related to Sarbanes-Oxley compliance for those fiscal years were $392,000 and $863,000, respectively.

Audit-Related Fees. The aggregate fees billed in each of the 2003 and 2004 fiscal years for audit related services by Ernst & Young were $35,000 and $15,000, respectively. The services comprising the fees disclosed under this category were related to Ernst & Young's audit of the Company's deferred savings plan and accounting consultations regarding and review of internal controls not required by statute or regulation.

Tax Fees. The aggregate fees billed in each of the 2003 and 2004 fiscal years for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning were $39,000 and $13,000, respectively. The services comprising the fees disclosed under this category were preparation of the 2003 foreign tax returns and tax consultations in 2003 and 2004.

All Other Fees. There were no fees billed in each of the 2003 and 2004 fiscal years for products and services provided by Ernst & Young other than the services reported in the three immediately preceding paragraphs.

The audit committee considered whether the provision of the services covered in the four immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young's independence.

The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the Company's independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor's independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company's ability to manage or control risk or improve audit quality. The committee has delegated pre-approval authority to its chairman, who must report any decisions to the committee at its next scheduled meeting.

The recommendation to appoint Ernst & Young and the authorization of the Board of Directors to agree to Ernst & Young's fee are being submitted to the shareholders at the annual general meeting. If such appointment is not made, the Board of Directors will consider other auditors for appointment. The Board of Directors recommends a vote "FOR" the appointment of Ernst & Young as the Company's independent auditors for the 2005 fiscal year and the authorization of the Board of Directors to agree to Ernst & Young's fee.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

                 ITEM 3--RECEIPT OF AUDITED FINANCIAL STATEMENTS

In accordance with Bermuda company law and practice, the Company's audited financial statements for fiscal year 2004 will be laid before the annual general meeting. No shareholder action is required in connection therewith.

               ITEM 4--INCREASE IN THE NUMBER OF AUTHORIZED COMMON
                            SHARES AND SHARE CAPITAL

Background

Currently, the Company is authorized to issue 135,000,000 Common Shares in the aggregate. On February 23, 2005, the Board of Directors unanimously approved a proposal to increase the Company's authorized share capital by the creation of an additional 75,000,000 Common Shares.

On April 1, 2005, the Company had issued and outstanding 86,251,670 Common Shares. As of that date, the Company had reserved approximately 44,689,183 shares for issuance upon exercise of outstanding convertible notes, options, warrants and preference shares and in connection with existing share-based compensation and benefit plans. Consequently, the Company has approximately 4,059,147 shares available for other issuances.

Effects of Adoption of the Proposal

The adoption of this proposal would increase the authorized share capital of the Company from US$117,500, consisting of 135,000,000 Common Shares and 1,000,000 Preference Shares, to US$155,000, consisting of 210,000,000 Common Shares (with identical rights and ranking to the existing Common Shares) and 1,000,000 Preference Shares. The additional Common Shares for which authorization is sought would be part of the existing class of Common Shares, and, to the extent issued, would have the same rights and privileges as the Common Shares currently outstanding. No holder of the Common Shares is entitled to any preemptive right to subscribe for or purchase any shares or other securities of the Company. The issuance of a substantial amount of Common Shares or the granting of an option to purchase a substantial amount of Common Shares could have a potential anti-takeover effect with respect to the Company which may make it more difficult to effect a change in control of the Company (for example, by decreasing the percentage of share ownership of those persons seeking to obtain control), although the Board of Directors is not presenting the proposal for that reason and does not anticipate using the newly authorized shares for such a purpose. Under applicable law, the Board of Directors is required to make any determination to issue such shares based on its judgment at the time of such issuance as to the best interest of the Company.

Approval of the proposal would not affect the number of authorized preference shares or the number of shares issuable under any of the Company's existing share-based compensation or benefit plans.

Recommendation

The Company has approximately 4,059,147 Common Shares available for future option grants, issuances of warrants, preferences shares, financings and other issuances. The Board of Directors of the Company considers it necessary and in the best interests of the Company to have a sufficient number of Common Shares available for issuance in order to provide the Company with business and financing flexibility. The Board also believes in the importance of share-based compensation and benefits plans to align employee and shareholder interests and to continue to attract and retain the services of outstanding employees. Common Shares may be issued by the Company in connection with future strategic business col-laborations or equity financings, upon conversion or exchange of outstanding securities. The Company is also obligated to reserve shares for issuance to certain existing investors. Except as referred to herein, there are currently no agreements or understandings regarding the issuance of any of the additional Common Shares that would become available if the Company's authorized share capital is increased as proposed. For these reasons, the Board unanimously recommends a vote "FOR" approval. Approval of the increase requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

                      EQUITY COMPENSATION PLAN INFORMATION

We show below information as of December 31, 2004 on equity compensation plans under which our common shares are authorized for issuance.

                                                                                           Number of securities
                                                                                          remaining available for
                                                                                           future issuance under
                                 Number of securities to    Weighted-average exercise       equity compensation
                                 be issued upon exercise       price of outstanding          plans (excluding
                                 of outstanding options,      options, warrants and       securities reflected in
                                   warrants and rights                rights                    column (a))
Plan category                              (a)                         (b)                          (c)
--------------------------       ------------------------    ------------------------   ---------------------------
Equity compensation plans
approved by security                     5,774,555                   $5.482                      31,656,276
holders

Equity compensation plans not
approved by security holders
                                            15,000                   $4.699                          70,485
                                         ---------                   ------                      ----------
Total                                    5,789,555                   $5.480                      31,726,761
                                         =========                   ======                      ==========



                 COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company's executive officers and directors, other than Messrs. Bowes and Van Ness who each filed late with respect to one transaction reportable on Form 4, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2004 on a timely basis.

                                  OTHER MATTERS

The Board of Directors does not know of any matters to be presented at this annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your Common Shares be represented at the meeting, regardless of the number of Common Shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience or appoint a proxy by telephone or through the Internet.

                 SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A shareholder who intends to present a proposal at the 2006 meeting of shareholders must submit such proposal by November 30, 2005, to the Company for inclusion in the Company's 2005 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company's principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. Under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more registered shareholders together may require the Company to give notice to shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received at our registered office in Bermuda not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

For all other shareholder communications with the Board of Directors or a particular director, a shareholder may send a letter to the Company's principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention:
Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." The letter must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

                                    By Order of the Board of Directors,



                                    Christopher J. Margolin
                                    Secretary

April 12, 2005
Berkeley, California

                                    XOMA LTD.
                               2910 SEVENTH STREET
                               BERKELEY, CA 94710
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN L. CASTELLO and CHRISTOPHER J. MARGOLIN, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all Common Shares of XOMA Ltd. which the undersigned is entitled to vote at the annual general meeting of shareholders of XOMA Ltd. to be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California on May 19, 2005, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 4.

         (Continued, and to be marked, dated and signed, on other side)

    Address Change/Comments (Mark the corresponding box on the reverse side)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                      (DELTA) FOLD AND DETACH HERE (DELTA)

                        YOU CAN VOTE IN ONE OF TWO WAYS:

1. Call TOLL FREE 1-866-540-5760 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.


                                                                                        Please Mark Here for Address   |_|
                                                                                        Change or Comments
                                                                                        SEE REVERSE SIDE

                                                  FOR all
                                                  nominees     WITHHOLD
                                                 (except as    AUTHORITY
                                                arked to the to vote for a l                        (The Board of Directors
                                               m contrary)     nominees                             recommends a vote FOR.)

1. Election of Directors                            |_|           |_|     2. Proposal to appoint  FOR   AGAINST     ABSTAIN
                                                                             Ernst & Young LLP    |_|     |_|         |_|
                                                                             to act as the
                                                                             Company's
                                                                             independent
                                                                             auditors for the
                                                                             2005 fiscal year
                                                                             and authorize the
                                                                             Board to agree to
                                                                             such auditors' fee.
01 James G. Andress 02 William K. Bowes, Jr.
03 John L. Castello 04 Peter B. Hutt
05 Arthur Kornberg, 06 Patrick J. Scannon, M.D., Ph.D.
   M.D.
07 W. Denman Van Ness  08 Patrick J. Zenner




                                                                          3. No vote is required
                                                                             to receive the
                                                                             Company's audited
                                                                             financial statements
                                                                             for the 2004
                                                                             fiscal year.


(The Board of Directors recommends a vote FOR.)                           4. Proposal to approve  FOR   AGAINST     ABSTAIN
                                                                             the increase of the  |_|     |_|         |_|
                                                                             Company's
                                                                             authorized share
                                                                             capital by  the
                                                                             creation of an
                                                                             additional
                                                                             75,000,000 Common
                                                                             Shares, as
                                                                             described in the
                                                                             Proxy Statement.




This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2005 annual meeting of shareholders. (INSTRUCTION:
To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)




     5. In their discretion, the proxies are authorized to vote upon such other business as may 5 properly come before the meeting and at any adjournment or postponement thereof.

     Dated: _________________________________, 2005


     ---------------------------------------------------------------------------
     Signature of Shareholder


     ---------------------------------------------------------------------------
     Signature if held jointly

          Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.


 ***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE       PLEASE MARK, SIGN, DATE
    READ THE INSTRUCTIONS BELOW                    AND RETURN THE PROXY CARD
                                                   PROMPTLY USING THE ENCLOSED
                                                   ENVELOPE.

--------------------------------------------------------------------------------

                      (DELTA) FOLD AND DETACH HERE (DELTA)

                            Vote by Telephone or Mail
                          24 Hours a Day, 7 Days a Week

           Telephone voting is available through 11:59 PM Eastern Time the business day prior to annual meeting day.

            Your Telephone vote authorizes the named proxies to vote
                your shares in the same manner as if you marked,
                      signed and returned your proxy card.


                       Telephone                                        Mail
                    1-866-540-5760               OR    Mark, sign and date your proxy card and
     Use any touch-tone telephone to vote your           return it in the enclosed postage-paid
     proxy. Have your proxy card in hand when you                    envelope.
     call.

                                     If you vote your proxy by telephone,
                                 you do NOT need to mail back your proxy card.